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                                                                    Exhibit 10.3


MEMORANDUM OF AGREEMENT made between:

NATU PATEL
9767 Sun Pointe Drive
Boynton Beach, Florida 33437
(hereinafter called the "Executive")
and

POLYDEX PHARMACEUTICALS LIMITED
a Bahamian Corporation
(hereinafter called "POLYDEX" while Polydex and all of its Affiliates, as that term is defined in the Federal Securities Laws, are herein after called the "COMPANY")

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the foregoing, the mutual covenants and agreements herein contained and for other good and valuable consideration, it is hereby agreed as follows:

1. The Executive will serve Polydex in the capacity of Vice President of Polydex and shall perform such duties and exercise such powers as may from time to time be determined by its President.

2. The Executive shall also serve as an officer of any Affiliate of Polydex, if required by its President.

3. The employment of the Executive hereunder shall be for a period of five (5) years commencing January 1, 1990 and continuing through December 31, 1994 and thereafter from year to year unless and until terminated as hereafter provided.

4. The employment of the Executive hereunder may be terminated as follows:

(a) Notwithstanding anything herein to the contrary, Polydex may terminate Employee's employment hereunder upon the occurrence of any of the following:

i) The conviction of Employee of a crime involving fraud, larceny or misappropriation funds;

ii) After 60 days' written notice to the Employee, upon a material breach by Employee of any of the terms and conditions of this Agreement which breach remains unremedied by Employee during such 60 day notice period and provided however, that such written notice by Polydex describes in reasonable detail the facts constituting the aforesaid breach;

(b) by six month's notice in writing given by either party to the other, which notice in writing may be given at any time after June 30, 1994. This contract is deemed to continue beyond the termination date unless otherwise terminated as herein provided or renewed. The provision for notice of termination contained in this subparagraph shall apply only at the end of the original term of this agreement or during any continuation thereafter due to failure to terminate pursuant to this provision;

(c) if the Executive shall by reason of illness or mental or physical disability fail for any three consecutive calendar months in any 12 month period of for four months in aggregate in any 12 month period to perform his duties hereunder, then by three month's notice in writing from the Company to the Executive. Provided, however, that if Executive shall have resumed his duties hereunder on a full time basis prior to the expiration of said three month period this Agreement shall remain in full force and effect.


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5. Upon any notice being given pursuant to Clause (a) of Paragraph 4 or upon the expiration of the said period of six months referred to in Clause (b) of Paragraph 4 or upon the expiration of the said period of three months referred to in Clause (c) of Paragraph 4, as the case may be, this Agreement and the employment of the Executive hereunder shall be wholly terminated, except Paragraph 10 which shall continue in full force and effect.

6. (a) The Executive shall devote a substantial portion of his time, attention and ability to the business and affairs of the Company.

(b) The Executive shall well and faithfully serve the Company during the continuance of his employment hereunder and use, his best efforts to promote the interests of the Company.

(c) The Executive agrees that he will during the term of his employment hereunder, so long as the Board of Directors of Polydex may so desire, serve Polydex as a Director without additional remuneration other than the general director's fee (if any) payable by virtue of holding the office of director.

7. The basic remuneration of the Executive for his services hereunder shall be at the rate of $93,000.00 U.S. per year payable in biweeky installments for the year ending December 31, 1990. Polydex and the Executive agree to renegotiate Executive's salary at the end of each calendar year thereafter. Should Polydex and Executive not agree to a new salary, the salary shall automatically increase by the increase in the Consumer Price Index for the calendar year at a minimum.

8. The Executive shall be reimbursed for all reasonable traveling and other reasonable out-of-pocket expenses actually and properly incurred by him in connection with his duties hereunder provided that for all such reasonable expenses the Executive shall furnish to Polydex statements and vouchers on a monthly basis. Polydex shall during the term of the employment of the Executive hereunder provide the Executive an automobile allowance or car of a reasonable value to be agreed between Executive and Polydex.

9. (a) During the employment of the Executive hereunder the Executive shall from time to time be entitled to vacations of 4 weeks in each calendar year. Such vacations shall be taken at such times as the President may from time to time determine having regard to the operations of the Company.

(b) Executive and his family shall be included in a group insurance policy of the form carried by Company as a whole.

10. (a) The Executive acknowledges that in the course of carrying out, performing and fulfilling his responsibilities to the Company hereunder he will have access to and will be entrusted with detailed confidential information and trade secrets relating to the present and contemplated services, techniques and modes of merchandising, marketing techniques, manufacturing procedures, industrial designs, tools, dies, inventions and routines concerning the customers of the Company, their names, addresses, tastes and preferences, the cyclical and other particular business requirements, the disclosure of any which confidential information and trade secrets to competitors of the Company or to the general public would be highly detrimental to the best interests of the Company. The Executive further acknowledges that in the course of performing his obligations to the company hereunder he will be the principal representative of the Company to many of the customers of the Company as as such will be significantly responsible for maintaining or enhancing the goodwill of the Company with such customers. The Executive acknowledges and agrees that the right to maintain the confidentiality of such confidential information and trade secrets, and the right to preserve its goodwill, constitute proprietary rights which the Company is entitled to protect.

(b) Accordingly, the Executive covenants and agrees with the Company that:

(i) he will not, either during the term of his employment by the Company or at any time thereafter, disclose


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any of such detailed confidential information and trade secrets to any person nor shall he use the same for any purpose other than the purpose other than those of the Company the private affairs of the Company or any other information which he may acquire during the course of his employment hereunder with relation to the business and affairs of the Company; and

(ii) he will not, except as an officer and/or executive of the Company, at any time within the period of two years following the termination of his employment hereunder, either individually or in partnership or jointly or in conjunction with any person or persons, firm, associations, syndicate, company or corporation, as principal agent, shareholder, or in any other manner whatsoever, carry on or be engaged in or concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used or employed by or associated with, any person or persons, firm, association, syndicate, company or corporation engaged in or concerned with or interested in, any business of the character described in the first sentence of Clause (a) of the paragraph or any other business now or at any time during the course of the employment of the Executive hereunder carried on by the
Company:

(A) within any municipality, district, county, province, state or other jurisdiction within which customers of the Company (with respect to which the Executive has acquired detailed confidential information and trade secrets of the character described above or to whom the Executive has been the principal representative of the Company at any time) carry on business; or
(B) within Canada, or
(C) within Canada and the United States of America.

(c) If any covenant or provision of this Clause is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision and Sections (A), (B), and (C) of the Sub-Clause (ii) of the Paragraph are hereby declared to be separate and distinct covenants.

11. Polydex hereby agrees to grant to the Executive the option to purchase 50,000 common shares without par value (hereinafter referred to as the "Polydex Stock") at a purchase price of US $0.75 per share as follows:
(i) No more than 25,000 shares of the Polydex Stock may be purchased in the first twelve month period and no more than 40,000 shares may be purchased in the first twenty-four month period of this Agreement; and
(ii) All options unexercised expire automatically at the earlier of (a) the termination of the Executive's employment with Polydex or (b) the fifth anniversary date of the commencement date of this Agreement.

The aforesaid shares of the Polydex Stock shall be issued against payment therefore, by cash as certified check in U.S. funds.

12. Any notice in writing required or permitted to be given to the Executive hereunder shall be sufficiently given if delivered to the Executive personally or mailed registered mail, postage prepaid, addressed to the Executive at 9767 Sun Pointe Drive, Boynton Beach, Florida 33437. Any such notice mailed as aforesaid shall be deemed to have been received by the Executive on the third business day following the date of mailing. Any notice in writing required or permitted to be given to Polydex or to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at 1401 Neptune Drive, Boynton Beach, Florida 33426. Any such notice mailed as aforesaid shall be deemed to have been received by Polydex and/or the Company on the third business day following the date of mailing. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

13. Any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the employment of the Executive by Polydex are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of


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action, claims and demands whatsoever under or in respect of all such agreements, except that unexpired options to purchase common shares of Polydex previously granted by Polydex to the Executive shall remain in full force and effect.

14. Except as otherwise provided in Paragraph 11, the (b) As used herein, "Pre-Tax Net Income shall mean the annual net operating income of Chemdex, before all extraordinary items and before deduction of or allowance for federal, state or local income taxes or any other tax measured by the income of Chemdex and without giving effect to any accrual for bonuses. Pre-Tax Net Income shall be determined in accordance with generally accepted accounting principles consistently applied, subject to and in accordance with the following: (i) all gains or losses realized on the sale or other disposition of any capital assets shall be excluded; (ii) interest or investment income shall be excluded; and
(iii) fees payable by Polydex on behalf of Chemdex for allocable audit, legal and other expenses for the benefit of Chemdex shall not be excluded.

(c) Within 60 days after the end of each fiscal year during the term, Chemdex shall prepare a draft statement of the bonus, if any, due Employee hereunder for such year, including a calculation, in summary form, of Pre-Tax Net Income for such year, and shall deliver copies of the same to Employee and to the independent public accountants regularly retained by Chemdex. Within 30 days after his receipt of the statement, Employee shall notify Chemdex and such accountants in writing of any disputed items or adjustments in such bonus statement, and the basis therefor. Any such dispute shall be resolved by such accountants not later than 90 days after the end of such fiscal year, and Chemdex shall pay Employee the amount of such bonus within ten days following the final determination thereof hereunder by Employee, or by such accountants, as the case by be. Any such determination of bonus amounts made in accordance with this paragraph (b), absent manifest error, shall be final and binding upon Chemdex and Employee.

5. This agreement shall terminate at such time as the employment agreement between Employee and Polydex shall terminate as hereinbefore described.

IN WITNESS WHEREOF, this agreement is executed and accepted this 12th day of February, 1990 to be effective January 1, 1990.

/s/ Brigitte U. Cooney

/s/ Natu Patel
POLYDEX PHARMACEUTICALS LIMITED
By: /s/ T.C. Usher
CHEMDEX INCORPORATED
By: /s/ T.C.Usher

ASSIGNMENT OF SERVICES

THIS AGREEMENT made as of the 1st day of January, 1990, by and between NATU PATEL, hereinafter called "Employee", POLYDEX PHARMACEUTICALS LIMITED, a Bahamian Corporation, hereinafter called "Polydex", and CHEMDEX, INC., a Kansas Corporation authorized to do business in the State of Florida, hereinafter called "Chemdex".

WHEREAS, Polydex has entered into an Employment Agreement with Natu Patel effective January 1, 1990; and

WHEREAS, Chemdex desires to have Natu Patel provide certain services to Chemdex and Polydex desires to assign to Chemdex the services of Natu Patel as needed; and


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WHEREAS, Employee desires to assist in the assignment of services with certain additions; and

WHEREAS, the parties wish to formalize the agreement for assignment of services by the execution of this Assignment.

NOW, THEREFORE, the parties hereto agree that in consideration of the foregoing, the mutual covenants and agreements herein contained and for other good and valuable consideration;

1. Polydex does hereby assign the services of Employee to Chemdex, those services under agreement between Natu Patel and Polydex dated February 12, 1990.

2. Chemdex does hereby accept the assignment of services of Employee and does further agree to reimburse Polydex for Employee's salary based on the amount of Employee's time that he spends on behalf of Chemdex. Should there be a dispute as to the amount of time that Employee spends on matters relating to Chemdex, Chemdex shall be and does hereby agree to be solely liable for Employee's compensation.

3. Chemdex and Polydex agree that this is not an assignment of exclusive services and that Employee may still provide services to Polydex and its Affiliates, as that term is defined in the Federal Securities Laws, as Polydex shall determine necessary.

4. Chemdex does hereby agree that part and parcel of the compensation to Employee and an inducement to Employee will be an incentive bonus to be given to Employee on the following terms and conditions:

(a) Employee shall be entitled to receive an annual bonus, for each full fiscal year of Chemdex during the term that Employee is assigned to Chemdex, in an amount equal to ten percent (10%) of the Pre-Tax Net Income (as hereinafter defined) of Chemdex for such year.

Provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Executive and the successors and assigns of the Company, respectively.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto this 12th day of February 1990, to be effective January 1, 1990.

/s/ Brigitte U. Cooney

/s/ Natu Patel

POLYDEX PHARMACEUTICALS LIMITED
By:  /s/ Thomas C. Usher, Chairman


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